UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-A/A
AMENDMENT NO. 4
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MOTOROLA, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-115800
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois	60196
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

Preferred Stock Purchase Rights, with respect to Common Stock, par value $3 per share	New York Stock Exchange Chicago Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: NONE (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: NONE

     Motorola, Inc. a Delaware corporation (the “Company”), is filing this Amendment No. 4 to supplement and amend its Registration Statement on Form 8-A dated November 5, 1998, as previously amended on March 16, 1999, May 30, 2000 and February 5, 2004 (the “Amended Registration Statement”).
     Item 1 of the Amended Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:
Item 1. Description of Securities to be Registered.
     On July 27, 2006, the Company entered into an Amendment (the “Amendment”) to its Amended and Restated Rights Agreement, dated as of February 5, 2004, between the Company and Mellon Investor Services LLC, as rights agent. The Amendment provides that the Rights (as defined in the Rights Agreement) will expire at the close of business on August 1, 2006. The foregoing summary of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 2 hereto and is incorporated by reference herein.
Item 2. Exhibits.
1.	Amended and Restated Rights Agreement effective as of February 5, 2004 between Motorola, Inc. and Mellon Investor Services LLC, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series B attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Amended and Restated Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C.*

2.	Amendment dated as of July 27, 2006 to Amended and Restated Rights Agreement between Motorola, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on July 27, 2006).

*	Previously filed.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MOTOROLA, INC. Date: July 27, 2006
By:	/s/ David W. Devonshire
	Name:	David W. Devonshire
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.	Amended and Restated Rights Agreement effective as of February 5, 2004 between Motorola, Inc. and Mellon Investor Services LLC, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series B attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Amended and Restated Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C.*

2.	Amendment dated as of July 27, 2006 to Amended and Restated Rights Agreement between Motorola, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on July 27, 2006).

*	Previously filed.